Exhibit 99.1

P. H. Glatfelter Company

NEWS RELEASE

For Immediate Release	Contacts:

	Investors:	Media:

	John P. Jacunski	William T. Yanavitch

	(717) 225-2794	(717) 225-2747

Glatfelter’s Lydney Acquisition Receives Unconditional Clearance

York, PA, December 20, 2006: Glatfelter (NYSE: GLT) announced that earlier today the European Commission (the “EC”) granted unconditional anti-trust approval to Glatfelter’s acquisition of the Lydney Mill located in Gloucestershire, United Kingdom. Following a Phase II investigation, during which Glatfelter cooperated closely with the authority, the EC came to the conclusion that the acquisition will not impede effective competition. The official deadline for a final decision was February 6, 2007.

During the regulatory review, Glatfelter had operated the Lydney Mill as a stand-alone business. Having obtained all the necessary regulatory approvals, Glatfelter will now execute integration of the Lydney Mill into its Composite Fibers business unit. “We are pleased with the results of the EC investigation. We remain committed to delivering the high quality of products and services our customers expect from us,” said Mr. Glatfelter, Chairman and Chief Executive Officer.

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA, and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

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